Exhibit 99               Additional Exhibit

April 12, 2002

F&M BANCORP APPOINTS NEW AUDITOR

Kaye A. Simmons, Executive VP & Chief Financial Officer

301-694-4000

www.fmbn.com

Frederick, MD, April 12, 2002 — F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, Maryland, today named Deloitte & Touche LLP as its independent auditors for 2002.  The selection of Deloitte is subject to the completion of Deloitte’s customary client acceptance procedures.  The decision by F&M Bancorp’s Audit Committee of the Board of Directors to change auditors follows the events surrounding Arthur Andersen and concerns regarding its ability to continue to provide audit services.

Previously, Arthur Andersen provided external audit and tax services to the corporation, however, in monitoring the events surrounding Andersen, the Audit Committee evaluated the circumstances and determined it should name a new external auditor.  “Our earlier decision to retain Andersen was based on the quality and performance of those Andersen professionals who have worked with us over the years,” said Howard B. Bowen, F&M Bancorp’s Audit Committee Chairman. “The recent events, however, require that we make this change on behalf of the corporation.  Deloitte & Touche LLP is a highly respected firm with significant experience in the financial services industry and we look forward to working with them in the coming year.”

F&M Bancorp offers a full line of financial services including retail and commercial banking, a wide range of consumer and business insurance products, trust and estate planning, financial planning and investment management services through its subsidiaries. F&M Bancorp, through its banking affiliates, Farmers & Mechanics Bank and Home Federal, includes 50 community offices, a proprietary network of 81 ATMs and a full service mobile Express Bank operating in eight contiguous counties in Maryland including Frederick, Howard, Baltimore, Carroll, Montgomery, Washington and Allegany County. Farmers & Mechanics Bank’s Hagerstown, MD-based subsidiary, Keller-Stonebraker Insurance, Inc. and its Beltsville, MD-based subsidiary Potomac Basin Group Associates, Inc., provide a full line of consumer and commercial business insurance products. Farmers & Mechanics Bank also offers residential mortgage services through Classic Mortgage. Visit F&M Bancorp on the web at www.fmbn.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.